Product supplement no. 950-I To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated April 23, 2008 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Reverse Exchangeable Notes Linked to an Index Fund

General

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Lehman Brothers Holdings Inc. may from time to time offer and sell reverse exchangeable notes linked to an index fund, which we refer to as an Index Fund. This product supplement no. 950-I describes terms that will apply generally to the reverse exchangeable notes, and supplements the terms described in the accompanying base prospectus and MTN prospectus supplement. A separate term sheet or pricing supplement, as the case may be, will describe the Index Fund and the terms that apply specifically to the notes, including any changes to the terms specified below. We refer to the term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying base prospectus and MTN prospectus supplement, the terms described in the relevant terms supplement shall control.

•	The notes are the senior unsecured obligations of Lehman Brothers Holdings Inc.

•

We will pay coupon payments at the coupon rate specified in the relevant terms supplement. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the performance of the Index Fund during the term of the notes. In addition, under the circumstances described below, for each note, you may receive at maturity, in addition to any accrued and unpaid coupon payments, a cash payment equal to the Cash Value (as defined below) based on the Final Share Price of the Index Fund rather than the principal amount of the notes. The Cash Value will be less than the principal amount of your notes and may be zero.

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The manager of the Index Fund is not an affiliate of ours and is not receiving any of the proceeds of any note offering. The obligations under the notes are our obligations only and the manager of the Index Fund will have no obligations of any kind under the notes.

•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page SS-19.

•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.

•	The minimum initial investment, if any, will be specified in the relevant terms supplement.

•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Index Fund:	As specified in the relevant terms supplement.

Underlying Index:	As specified in the relevant terms supplement.

Coupon Rate:	As specified in the relevant terms supplement.

Payment at Maturity:	Payment at maturity will be based on the performance of the Index Fund.

You will receive $1,000 for each $1,000 principal amount note plus any accrued and unpaid coupon payments at maturity, unless:

(i) the Final Share Price of the Index Fund is less than its Initial Share Price; and

(ii) a Trigger Event has occurred.

(continued on next page)

Investing in the Reverse Exchangeable Notes Linked to an Index Fund involves a number of risks. See “ Risk Factors” beginning on page SS-1 in this product supplement no. 950-I.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 950-I, the accompanying base prospectus, the MTN prospectus supplement, the relevant terms supplement or any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

April 23, 2008

Key Terms (continued)

If the conditions described in (i) and (ii) are both satisfied, at maturity you will receive, instead of the principal amount of your notes, a cash payment per $1,000 principal amount note equal to the Cash Value, plus any accrued and unpaid coupon payments. The Cash Value will be less than the principal amount of your notes and may be zero. Accordingly, you may lose some or all of your principal if you invest in the notes.

Trigger Event:

A Trigger Event occurs if:

(a) for notes with continuous Index Fund monitoring, at any time during the Monitoring Period, the price of a share of the Index Fund quoted on the Relevant Exchange is below its Trigger Price; or

(b) for notes with daily Index Fund monitoring, on any trading day during the Monitoring Period, the closing price of a share of the Index Fund is below the Trigger Price.

The relevant terms supplement will specify whether continuous or daily Index Fund monitoring is applicable to the notes or, alternatively, may specify another method for monitoring an Index Fund. For example, the relevant terms supplement may specify weekly Index Fund monitoring for purposes of determining whether the Index Fund is below the Trigger Price.

Monitoring Period:	As specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each day from, but excluding, the pricing date to, and including, the Observation Date or the final Averaging Date.

Cash Value:	The amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price.

Trigger Price:	The amount equal to a percentage, as specified in the relevant terms supplement, of the Initial Share Price. For example, the relevant terms supplement may specify that the Trigger Price is equal to 80% of the Initial Share Price. In such event, the Trigger Price for an Index Fund with a hypothetical Initial Share Price of $10.00 would be $8.00. The Trigger Price is subject to adjustment upon the occurrence of certain events affecting the Index Fund. See “Description of Notes—Anti-dilution Adjustments.”

Initial Share Price:	The closing price of one share of the Index Fund on the pricing date, or such other date or dates as are specified in the relevant terms supplement, divided by the Share Adjustment Factor.

Final Share Price:	The closing price of one share of the Index Fund on the Observation Date, or the arithmetic average of the closing prices of the Index Fund on each of the Averaging Dates or such other date or dates as specified in the relevant terms supplement.

Share Adjustment Factor:	Unless otherwise specified in the terms supplement, the Share Adjustment Factor will be set initially at 1.0, subject to adjustment upon the occurrence of certain events affecting the Index Fund. See “Description of Notes—Anti-dilution Adjustments.”

Valuation Date(s):	The Final Share Price will be determined either on a single date, which we refer to as the Observation Date, or over several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Valuation Dates in this product supplement. Any Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Payment at Maturity.”

Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Payment at Maturity.”

Coupon Payment Dates:	As specified in the relevant terms supplement.

Product Supplement

i

The relevant terms supplement and the relevant underlying supplement, this product supplement no. 950-I and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes. In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplement and the relevant underlying supplement, this product supplement no. 950-I and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplement and the relevant underlying supplement, this product supplement no. 950-I and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplement, the relevant underlying supplement and this product supplement no. 950-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisors. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, the relevant underlying supplement, this product supplement no. 950-I and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this product supplement no. 950-I, the relevant underlying supplement, the relevant terms supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 950-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement constitute an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 950-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 950-I and accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 950-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplement and any applicable terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

ii

RISK FACTORS

Your investment in the notes will involve certain risks. The notes pay coupon payments but do not guarantee any return of principal at maturity. Investing in the notes is not equivalent to investing directly in the Index Fund, any of the stocks held by the Index Fund or any of the stocks included in the Underlying Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks as well as the other information contained in this product supplement, the accompanying MTN prospectus supplement and base prospectus and the documents incorporated in the base prospectus by reference before you decide that an investment in the notes is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant terms supplement and underlying supplement before you decide that an investment in the notes linked to the Index Fund is suitable for you. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

The notes differ from conventional debt securities. The notes do not guarantee the return of your investment.

The notes do not guarantee any return of principal. Your return of principal is protected so long as the closing price (in the case of daily monitoring) or price (in the case of continuous monitoring) of a share of the Index Fund during the Monitoring Period is not below the Trigger Price or the Final Share Price is not below the Initial Share Price. However, if the Final Share Price is below the Initial Share Price and the closing price (in the case of daily monitoring) or price (in the case of continuous monitoring) of a share of the Index Fund during the Monitoring Period is below the Trigger Price, you will receive at maturity a cash payment equal to the Cash Value based on the Final Share Price of the Index Fund rather than the principal amount of the notes. The Cash Value will be less than the principal amount of your notes and may be zero. Accordingly, you may lose some or all of the principal amount of your notes.

Because you will not benefit from any appreciation in the Index Fund above its Initial Share Price, you will in no event receive at maturity more than the sum of your principal amount and accrued and unpaid coupon payments.

At maturity, you will receive a payment with a value no greater than the principal amount of your notes plus the final coupon payment and any previously accrued and unpaid coupon payments, and the total payment you receive over the term of the notes will not exceed the principal amount of your notes plus the coupon payments paid during the term of the notes, regardless of any appreciation in the value of the Index Fund. Even if the Final Share Price exceeds the Initial Share Price, you will receive only the principal amount of the notes plus accrued and unpaid coupon payments.

Your return on your investment in the notes will be limited to the coupon payments on the notes.

The only return that you will receive on your investment in the notes will be the coupon payments specified in the relevant terms supplement.

You are exposed to the closing price risk of the Index Fund.

You cannot predict the future performance of the Index Fund based on its historical performance. The price of the Index Fund may be below the Trigger Price during the Monitoring Period even though the Index Fund has not experienced such a price decrease in the past.

You will have no ownership rights in the Index Fund.

Investing in the notes is not equivalent to investing in the shares of the Index Fund or in the equity securities held by the Index Fund or in any of the stocks included in the Underlying Index. As an investor in the notes, you will not have any ownership interest or rights in the shares of the Index Fund or in the equity securities held by the Index Fund or in any of the stocks included in the Underlying Index, such as voting rights, dividend payments or other distributions. Your return on the notes will not reflect the return you would realize if you actually owned the shares of the Index Fund or the equity securities held by the Index Fund or any of the stocks included in the Underlying Index and received any dividends paid on the shares of the Index Fund or the equity securities held by the Index Fund or any of the stocks included in the Underlying Index.

We cannot control actions by the companies whose stocks or other equity securities are held by the Index Fund or represented in the Underlying Index.

We are not affiliated with any of the companies whose stock is held by the Index Fund or represented in the Underlying Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks held by the Index Fund or underlying the Underlying Index and, consequently, your notes. None of the money you pay us will go to any of the companies that are represented in the Underlying Index or whose stocks are held by the Index Fund, and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

We cannot assure you that the public information provided with respect to the Index Fund is accurate or complete.

All disclosures contained in the relevant terms supplement, the relevant underlying supplement and this product supplement regarding the Index Fund and the Underlying Index are derived from publicly available documents and other publicly available information. We have not participated in the preparation of such documents or made any due diligence inquiry with respect to the Index Fund or the Underlying Index in connection with the offering of the notes. We do not make any representation that such publicly available documents or any other publicly available information regarding the Index Fund or the Underlying Index is accurate or complete, and are not responsible for public disclosure of information by such Index Fund, whether contained in filings with the Securities and Exchange Commission, which we refer to as the SEC, or otherwise. Furthermore, we cannot give any assurance that all events occurring prior to the date of the relevant terms supplement and the relevant underlying supplement, including events that would affect the accuracy or completeness of the public filings of the Index Fund or the value of the Index Fund (and therefore the closing price of the shares of the Index Fund on any day during the Monitoring Period, the Final Share Price and the Cash Value), will have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Index Fund or the Underlying Index could affect the amount you will receive at maturity of the notes and, therefore, the value of the notes. Any prospective purchaser of the notes should undertake an independent investigation of the Index Fund and the Underlying Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

The closing price of the Index Fund on the pricing date may be significantly higher than the historical average trading price for the Index Fund.

If the closing price (in the case of daily monitoring) or price (in the case of continuous monitoring) of the Index Fund is below the Trigger Price, a Trigger Event will have occurred. The reference price for determining whether a Trigger Event has occurred is, unless otherwise specified in the relevant terms supplement, the closing price of the Index Fund on the pricing date (which we refer to as the Initial Share Price). The closing price of the Index Fund on the pricing date may be significantly higher than the historical average trading price for the Index Fund, which could increase the likelihood of the occurrence of a Trigger Event. In addition, on the pricing date, share prices generally in the market may be significantly higher than historical averages, which could increase the likelihood of subsequent declines in share prices during the Monitoring Period.

You should be willing to hold your notes to maturity.

The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index Fund has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes are held to maturity.

Secondary trading may be limited.

Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

Lehman Brothers Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If at any time Lehman Brothers Inc. or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the price of the shares of the Index Fund and interest rates on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market, if any, to vary in proportion to changes in the price of shares of the Index Fund. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the shares of the Index Fund close below its Trigger Price during the Monitoring Period;

•

the dividend rate paid on the equity securities held by the Index Fund (while not paid to holders of the notes, dividend payments on the equity securities held by the Index Fund may influence the market price of the shares of the Index Fund and the market value of options on the shares of the Index Fund and, therefore, may affect the market value of the notes);

•	supply and demand for the notes, including inventory positions of Lehman Brothers Inc. or any other market maker;

•	the expected frequency and magnitude of changes in the market price of the shares of the Index Fund (volatility);

•	economic, financial, political and regulatory or judicial events that affect the equity securities held by the Index Fund or stock markets generally;

•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which the Underlying Index or the stocks included in the Underlying Index are denominated;

•	interest and yield rates in the market generally;

•	the time remaining to the maturity of the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

While it is possible that the notes could trade above their principal amount prior to maturity, the likelihood of such an increase is limited by market factors and the fact that the amount payable at maturity will not exceed 100% of the principal amount of the notes. Even if the notes did trade above their principal amount prior to maturity, the only way to realize such a market premium would be to sell your notes in a secondary market transaction, if such a transaction were available. Moreover, if you sell your notes prior to maturity, you may have to sell them at a substantial discount from their principal amount if the market price of a share of the Index Fund is at, below or not sufficiently above the Initial Share Price.

Our affiliates’ compensation may serve as an incentive to sell you these notes.

We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, may derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity, if any, will be based on the principal amount of your notes, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of such compensation or other transaction costs.

If the market value of the shares of the Index Fund changes, the market value of your notes may not change in the same manner.

Owning the notes is not the same as owning shares of the Index Fund. Accordingly, changes in the market value of shares of the Index Fund may not result in a comparable change in the market value of the notes. If the closing price of the shares of the Index Fund on any trading day increases above the Initial Share Price, the value of the notes may not increase comparably, if at all. It is also possible for the value of the shares of the Index Fund to increase moderately while the value of the notes declines.

If, prior to the occurrence of a Trigger Event, the shares of the Index Fund trade at closing prices that are less than the Initial Share Price by amounts that are close to the Trigger Price, we expect the market value of the notes to decline to reflect, among a number of factors, that your payment at maturity is more likely to be less than the principal amount of your notes.

Anti-dilution protection is limited.

The calculation agent will make adjustments to the Share Adjustment Factor, which will be set initially at 1.0, applicable to the Index Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If such a dilution event occurs and the calculation agent is not required to make an adjustment, the value of the notes may be materially and adversely affected. See “Description of Notes—Anti-dilution Adjustments” for further information.

Certain of our, or our affiliates’, activities may adversely affect the value of your notes.

Lehman Brothers Inc. and other affiliates of ours may trade shares of the Index Fund, stocks held by the Index Fund, stocks included in the Underlying Index and other financial instruments related to the Index Fund and the Underlying Index and its component stocks on a regular basis, for their accounts and for other accounts under their management. Lehman Brothers Inc. and these affiliates may also underwrite or assist unaffiliated entities in the issuance or underwriting of shares of the Index Fund and may issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index Fund. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the share price of the Index Fund and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

We or our affiliates may currently or from time to time engage in business with companies whose stocks are held by the Index Fund or included in the Underlying Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about such companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stocks are held by the Index Fund or included in the Underlying Index. Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is held by the Index Fund or is included in the Underlying Index as is in its judgment appropriate to make an informed decision with respect to an investment in the notes.

In addition, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the share price of the Index Fund or the stocks that are held by the Index Fund or that are included in the Underlying Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in shares of the Index Fund or the stocks held by the Index Fund or the stocks included in the Underlying Index, or instruments whose value is derived from the Index Fund, the stocks held by the Index Fund or stocks included in the Underlying Index. While we cannot predict an outcome, such hedging activity or other hedging or investment activity we engage in (e.g. hedging activity other than in connection with the notes) could potentially increase the share prices per share of the Index Fund as well as the Initial Share Price, and, therefore, effectively establish a higher levels to which the share price per share the Index Fund must rise in order for you to obtain a positive return on your investment. From time to time, prior to the maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in shares of the Index Fund, the stocks held by the Index Fund or the stocks included in the Underlying Index, or in instruments whose value is derived from the Index Fund, the stocks held by the Index or stocks included in the Underlying Index. We cannot assure you that any of these activities will not have a material impact on the share price of the shares of the Index Fund or the value of the notes.

An affiliate of ours may act as a calculation agent on the notes, creating a potential conflict of interest between you and us.

Lehman Brothers Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Share Price, the Trigger Price, the price of the shares of the Index Fund quoted on the Relevant Exchange at any time or the closing price of the shares of the Index

Fund on any trading day during the Monitoring Period, the Share Adjustment Factor, anti-dilution adjustments, the selection of any successor index fund, the Final Share Price, the coupon payments payable on any Coupon Payment Date and the amount we will pay you at maturity, as well as, in determining whether a Trigger Event has occurred, whether and how much the price or closing price, as applicable, of the shares of the Index Fund during the Monitoring Period and the Final Share Price have declined from the Initial Share Price. The calculation agent will also be responsible for determining whether a market disruption event has occurred and whether a day is a Coupon Payment Date. In performing these duties, Lehman Brothers Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Lehman Brothers Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Final Share Price and calculating the payment at maturity that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that such an event has occurred, it is possible that a Valuation Date and the maturity date will be postponed and your return will be adversely affected. See “Description of Notes—Market Disruption Events.”

If a market disruption event occurs on a day that would otherwise be an Averaging Date, there will be a delay in settlement of the notes.

If a market disruption event occurs on a day that would otherwise be an Averaging Date, settlement of the notes will be delayed, depending on the circumstances surrounding the market disruption event, for a number of trading days (up to a maximum delay of the product of eight times the number of Averaging Dates as specified in the relevant terms supplement) following the maturity date.

The tax consequences of an investment in the notes are uncertain.

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings Inc. is not requesting any ruling from the Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this product supplement no. 950-I. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a unit comprising: (i) a put option written by you with respect to the Index Fund, and (ii) a debt instrument of $1,000 per $1,000 principal amount note to secure your obligations under the put option. You should consult your own tax advisor concerning alternative characterizations. Neither Lehman Brothers Holdings Inc. nor any of its affiliates provide tax advice. See “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 950-I.

Lehman Brothers Holdings Inc. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

If you are an employee of Lehman Brothers Holdings Inc. or one of its affiliates, you may only acquire the notes in compliance with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

USE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used, in whole or in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The balance of the proceeds, if any, will be used for general corporate purposes.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index Fund, the stocks held by the Index Fund, the stocks included in the Underlying Index or in instruments whose value is derived from the Index Fund, the stocks held by the Index fund, or the stocks included in the Underlying Index. While we cannot predict an outcome, such hedging activity or other hedging or investment activity we engage in (e.g., hedging activity other than in connection with the notes) could potentially increase the share price of the Index Fund on any trading day as well as the Initial Share Price, and, therefore, effectively establish a higher level to which the Index Fund must rise in order for you to receive at maturity of the notes the principal amount of your notes (in addition to coupon payments over the term of the notes). From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in the Index Fund, the stocks held by the Index Fund, the stocks included in the Underlying Index or in instruments whose value is derived from the Index Fund, the stocks held by the Index Fund or any stocks included in the Underlying Index. Although we have no reason to believe that any of these activities will have a material impact on the share price of the Index Fund or the value of the notes, we cannot assure you that these activities will not have such an effect. See “Risk Factors—Certain of our, or our affiliates’, activities may adversely affect the value of your notes.”

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms of the notes set forth under “Description of the Notes” in the accompanying MTN prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus. A separate underlying supplement and a separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 950-I have the meanings assigned in the accompanying base prospectus, MTN prospectus supplement, underlying supplement and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Reverse Exchangeable Notes Linked to an Index Fund.

General

The Reverse Exchangeable Notes are senior unsecured obligations of Lehman Brothers Holdings Inc. that are linked to an Index Fund as specified in the relevant terms supplement (the “Index Fund”). The notes are a series of securities referred to in the accompanying base prospectus and MTN prospectus supplement. The notes will be issued by Lehman Brothers Holdings Inc. under an indenture dated September 1, 1987, as amended or supplemented from time to time, between us and Citibank N.A., as trustee. We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes offer a higher coupon rate than the current dividend yield on the Index Fund or than the yield that we believe would be payable on a conventional debt security with comparable maturity issued by us or an issuer with a comparable credit rating. However, the notes do not guarantee any return of principal at maturity; therefore, you must be aware of the risk that you may lose some or all of the principal amount of your notes at maturity. Regardless of whether you receive at maturity your principal amount or the Cash Value (as described under “—Payment at Maturity”), you will be entitled to periodic coupon payments on the principal amount of your notes as specified in the relevant terms supplement.

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of the Notes—Forms of Notes” in the MTN prospectus supplement and “Forms of Securities—Global Securities” in the base prospectus.

The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 950-I and the relevant underlying supplement. The terms described in those documents supplement those described herein and in the accompanying base prospectus and MTN prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying base prospectus or MTN prospectus supplement, the terms described in the relevant terms supplement shall control.

Payment at Maturity

Your principal is protected only under certain circumstances. At maturity, you will receive $1,000 for each $1,000 principal amount note, plus any accrued and unpaid coupon payments, unless:

(i)	the Final Share Price is less than the Initial Share Price; and

(ii)	a Trigger Event has occurred.

If the conditions described in (i) and (ii) are both satisfied, at maturity you will receive, instead of the principal amount of your notes, a cash payment per $1,000 principal amount note equal to the Cash Value (defined below), plus any accrued and unpaid coupon payments. The Cash Value will be less than the principal amount of your notes and may be zero. Accordingly, you may lose some or all of your principal if you invest in the notes.

A “Trigger Event” occurs if:

(a)	for notes with continuous Index Fund monitoring, at any time during the Monitoring Period, the price per share of the Index Fund quoted on the applicable Relevant Exchange is below the Trigger Price; or

(b)	for notes with daily Index Fund monitoring, on any trading day during the Monitoring Period, the closing price per share of the Index Fund is below the Trigger Price.

The relevant terms supplement will specify whether continuous or daily Index Fund monitoring is applicable to the notes or, alternatively, may specify another method for monitoring the Index Fund. For example, the relevant terms supplement may specify weekly Index Fund monitoring for the purposes of determining whether the Index Fund is below the Trigger Price.

The “Trigger Price” shall be the amount equal to a percentage, as specified in the relevant terms supplement, of the Initial Share Price. For example, the relevant terms supplement may specify that the Trigger Price for the Index Fund is equal to 80% of the Initial Share Price. In such event, the Trigger Price for the Index Fund with a hypothetical Initial Share Price of $10.00 would be $8.00. The Trigger Price for the Index Fund is subject to adjustment upon the occurrence of certain corporate events affecting the Index Fund. See “—Anti-dilution Adjustments.”

Unless otherwise specified in the relevant terms supplement, the Cash Value shall be equal to the product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price.

Unless otherwise specified in the relevant terms supplement, “Initial Share Price” means the closing price per share of the Index Fund on the pricing date, divided by the Share Adjustment Factor.

Unless otherwise specified in the relevant terms supplement, the “Share Adjustment Factor” shall be set initially at 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Index Fund. See “—Anti-dilution Adjustments.”

Unless otherwise specified in the relevant terms supplement, “Final Share Price” means the closing price per share of the Index Fund on the Observation Date or the arithmetic average of the closing prices of the Index Fund on each of the Averaging Dates or such other date or dates as specified in the relevant terms supplement. The relevant terms supplement will specify the manner in which the Final Share Price is determined.

The “Monitoring Period” shall be specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each day from, but excluding, the pricing date to, and including, the Observation Date or the final Averaging Date.

Unless otherwise specified in the relevant terms supplement, “pricing date” means the date on which we set the pricing terms of the notes for initial sale to the public.

The “Index Fund” shall be the Index Fund specified in the relevant terms supplement.

“Relevant Exchange” means the primary quotation system (which includes bulletin board services) or other market of trading for the shares of the Index Fund (or any successor index fund) or any security (or combination thereof) then included in the relevant Underlying Index (or any underlying index related to the successor index fund).

Unless otherwise specified in the relevant terms supplement, the “closing price” for one share of the Index Fund on any trading day will equal the closing price per share of the Index Fund (or any successor index fund (as defined under “—Alternative Calculation of Price and Closing Price”) or one unit of any other security for which the closing price must be determined):

•

if the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which Index Fund (or successor index fund or such other security) is listed or admitted to trading;

•

if the Index Fund (or any successor index fund or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board operated by FINRA on such day; or

•

if the Index Fund (or any successor index or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day; or

•

if the Index Fund (or any such successor index or any such other security) is de-listed, liquidated or otherwise terminated, the closing price calculated pursuant to the alternative methods of calculation of price described under “—Alternative Calculation of Price and Closing Price”; or

•

if, because of a market disruption event (as defined under “—Market Disruption Events”) or otherwise, the last reported sale price for the Index Fund (or any such successor index or any such other security) is not available for such trading day pursuant to the preceding bullet points, then (i) if such market disruption event has occurred on a day other than a Valuation Date, the calculation agent’s good faith estimate of the price of a share of the Index Fund (or such other security) as of the close of trading on such trading day, in its sole discretion, and (ii) if such market disruption event has occurred with respect to the Index Fund on any originally scheduled Valuation Date, the price determined pursuant to the third sentence of the definition of “Valuation Date(s).”

in each case subject to the provisions of “—Alternative Calculation of Price and Closing Price.” The term OTC Bulletin Board will include any successor service thereto.

Unless otherwise specified in the relevant terms supplement, the “price” for one share of the Index Fund (or any successor index fund (as defined under “—Alternative Calculation of Price and Closing Price”) or one unit of any other security for which a price must be determined) on any trading day means:

•

if the Index Fund (or any such other security) is listed or admitted to trading on a national securities exchange, the highest intraday bid price of the shares of the Index Fund on such day on the principal United States securities exchange registered under the Exchange Act, on which the Index Fund (or any such other security) is listed or admitted to trading;

•

if the Index Fund (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the highest reported bid price of the shares of the Index Fund reported on the OTC Bulletin Board on such day; or

•	if a bid price of the shares of the Index Fund is not available pursuant to the preceding bullet points, the calculation agent’s good faith estimate of such bid price, in its sole discretion.

Unless otherwise specified in the relevant terms supplement, a “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”), the Nasdaq Global Select Market, the Nasdaq Global Market, the Chicago Mercantile Exchange Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

Unless otherwise specified in the relevant terms supplement, a “business day” is any day that is not a Saturday or Sunday and that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

The “Valuation Date(s)” will be a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Averaging Date. The Valuation Date(s) will be specified in the relevant terms supplement and any such date is subject to adjustment. If a Valuation Date is not a trading day or if there is a market disruption event on such day, that Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event will have occurred or is continuing; provided, however, if a market disruption event with respect to the Index Fund occurs on each of the eight scheduled trading days following a Valuation Date, as originally scheduled, the calculation agent shall determine the closing price with respect to that Valuation Date based upon its good faith estimate of the price of the shares of the Index Fund as of the close of trading on that eighth scheduled trading day, in its sole discretion.

The maturity date will be specified in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then any payment on the notes that would otherwise be due on the scheduled maturity date will instead be due on the next succeeding business day following such scheduled maturity date, with the same force and effect as if paid on the scheduled maturity date, and no coupon payment will accrue as a result of the delayed payment. If, due to a non-trading day or a market disruption event, the final Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events in this product supplement under “Description of Notes—Market Disruption Events.”

Other Payment Terms

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable at maturity and on the Coupon Payment Dates with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender offer in open market or by private agreement.

Coupon Payments

For each coupon period, unless otherwise specified in the relevant terms supplement, for each $1,000 principal amount note, the coupon payment for each coupon period will be calculated as follows:

$1,000 x coupon rate x (number of days in the coupon period / 360),

where the number of days will be calculated on the basis of a year of 360 days with twelve months of thirty days each.

Coupon payments will be made at a rate per year specified in the relevant terms supplement. Coupon payments will accrue from, and including, the issue date of the notes to, but excluding, the maturity date. Coupon payments will be paid in arrears on each Coupon Payment Date to, and including, the maturity date, to the holders of record at the close of business on the date 15 calendar days prior to that Coupon Payment Date, whether or not such fifteenth calendar day is a business day, unless otherwise specified in the relevant terms supplement. If the maturity date is adjusted as the result of a market disruption event, the coupon payment due on the maturity date will be made on the maturity date as adjusted, with the same force and effect as if the maturity date had not been adjusted, and no additional coupon payment will accrue or be payable as a result of the delayed payment.

The “coupon rate” shall be specified in the relevant terms supplement.

A “coupon period” is the period beginning on, and including, the issue date of the notes and ending on, but excluding, the first Coupon Payment Date, and each successive period beginning on, and including, a Coupon Payment Date and ending on, but excluding, the next succeeding Coupon Payment Date, or as specified in the relevant terms supplement.

A “Coupon Payment Date” will be as specified in the relevant terms supplement, provided that no Coupon Payment Date shall be more than twelve months after the immediately prior Coupon Payment Date or issue date of the notes, as applicable. If any day on which a coupon payment or principal is due is not a business day, then, unless otherwise provided in the relevant terms supplement, the payment will be made on the next succeeding business day with the same force and effect as if paid on the scheduled Coupon Payment Date, and no additional coupon payment will accrue as a result of the delayed payment, and the next Coupon Period will commence as if the payment had not been delayed.

Calculation Agent

Lehman Brothers Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Initial Share Price, the Trigger Price, the price per share of the Index Fund quoted on the Relevant Exchange at any time or the closing price per share of the Index Fund on any trading day, as applicable, in each case during the Monitoring Period, the Share Adjustment Factor, anti-dilution adjustments and reorganization events, the selection of any successor index fund, the Final Share Price, the amount of any coupon payment payable on any Coupon Payment Date and the amount we will pay you at maturity, as well as, in determining whether a Trigger Event has occurred, whether and how much the price or closing price, as applicable, of the Index Fund during the Monitoring Period and the Final Share Price have declined from the Initial Share Price. In addition, the calculation agent will determine whether there has been a market disruption event and whether a given day is a Coupon Payment Date. The calculation agent will also be responsible for determining, among other things, whether a market disruption event has occurred; which exchange traded fund will be substituted for the Index Fund (or successor index fund, if applicable) if an Index Fund (or successor index fund, if applicable) is de-listed, liquidated, or otherwise terminated; whether an Underlying Index (or the underlying index related to a successor index fund) has been changed in a material respect; and whether an Index Fund (or successor index fund, if applicable) has been modified so that such Index Fund (or successor index fund, if applicable) does not, in the opinion of the calculation agent, fairly represent the price of the shares of such Index Fund (or successor index fund, if applicable) had those modifications not been made. All calculations, determinations and adjustments made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity and each Coupon Payment Date on or prior to 11:00 a.m. on the business day preceding the maturity date and each Coupon Payment Date.

All calculations with respect to the Initial Share Price, the price or closing price, as applicable, of the Index Fund during the Monitoring Period, the Final Share Price and the payment at maturity to a note holder will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Final Share Price and consequently the amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each such event individually as a “market disruption event.”

With respect to the Index Fund (or any successor index fund or other security for which a closing price must be determined), a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

(1)(A) the occurrence or existence of a suspension, absence or material limitation of trading of the shares of the Index Fund (or such successor index fund or such other security) on the primary market for such shares (or such successor index fund or such other security) at any time during the one-hour period preceding the close of the principal trading session in such market; or

(B) a breakdown or failure in the price and trade reporting systems of the primary market for the shares of the Index Fund (or such successor index fund or such other security) as a result of which the reported trading prices for such shares (or such successor index fund or such other security) during the last one-hour period preceding the close of the principal trading session in such market are materially inaccurate; or

(C) the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the shares of the Index Fund (or such successor index fund or such other security), if available, during the last one-hour period preceding the close of the principal trading session in the applicable market; or

(2) (A) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the successor index fund) on the relevant exchanges for such stocks at any time during the one-hour period preceding the close of the principal trading session on such relevant exchange; or

(B) a breakdown or failure in the price and trade reporting systems of the primary market of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the successor index fund) at any time during the one-hour period preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

(3) the occurrence or existence of a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to the Underlying Index (or the underlying index related to the successor index fund) or shares of such Index Fund (or such successor index fund or such other security) at any time during the one-hour period preceding the close of the principal trading session on such exchange; or

(4) a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in an Underlying Index (or an underlying index related to the successor index fund) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such Underlying Index (or the underlying index related to the successor index fund) shall be based on a comparison of:

•	the portion of the level of such Underlying Index (or the underlying index related to the successor index fund) attributable to that security relative to

•	the overall level of such Underlying Index (or the underlying index related to the successor index fund),

in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the relevant terms supplement:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•

a suspension of trading in futures or options contracts on such Underlying Index (or the underlying index related to the successor index fund) or shares of such Index Fund (or such successor index fund or such other security) by the primary securities market trading in such contracts by reason of:

¡	a price change exceeding limits set by such exchange or market,

¡	an imbalance of orders relating to such contracts, or

¡	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Underlying Index (or the underlying index related to the successor index fund) or the shares of such Index Fund (or such successor index fund or such other security); and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to such Underlying Index (or the underlying index related to the successor index fund) or the shares of such Index Fund (or such successor index fund or such other security) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Anti-dilution Adjustments

The Share Adjustment Factor is subject to adjustment by the calculation agent as a result of the anti-dilution and reorganization adjustments described in this section.

No adjustments to any Share Adjustment Factor will be required unless such Share Adjustment Factor adjustment would require a change of at least 0.1% in such Share Adjustment Factor then in effect. A Share Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Share Adjustment Factor for any Index Fund after the close of business on the business day immediately preceding the maturity date.

No adjustments to the Share Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the closing price of the Index Fund on any trading day during the term of the notes. See “Risk Factors—Anti-dilution protection is limited.”

Lehman Brothers Holdings Inc., as calculation agent, shall be solely responsible for (1) the determination and calculation of any adjustments to the Stock Adjustment Factor and (2) the determination of any successor index fund, and its determinations and calculations shall be conclusive absent manifest error.

We will, within ten business days following the occurrence of an event that requires an adjustment to the Share Adjustment Factor, or if we are not aware of this occurrence, as soon as practicable after becoming so aware, provide notice to the calculation agent, which shall provide written notice to the trustee, which shall provide notice to the holders of the notes of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth the adjusted Share Adjustment Factor.

Share Splits and Reverse Share Splits

If the shares of an Index Fund are subject to a share split or reverse share split, then once any split has become effective, the Share Adjustment Factor relating to such Index Fund will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor for such Index Fund, and

•

the number of shares that a holder of one share of such Index Fund before the effective date of that share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If the Index Fund is subject to a (i) share dividend, i.e., issuance of additional shares of the Index Fund, that is given ratably to all holders of shares of the Index Fund or (ii) distribution of shares of the Index Fund as a result of the triggering of any provision of the corporate charter of the Index Fund, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor for the Index Fund will be adjusted so that the new Share Adjustment Factor for the Index Fund shall equal the prior Share Adjustment Factor for the Index Fund plus the product of:

•	the prior Share Adjustment Factor for the Index Fund, and

•	the number of additional shares issued in the share dividend or distribution with respect to one share of the Index Fund.

Non-cash Distributions

If an Index Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the Index Fund to holders of shares of the Index Fund (other than (i) share dividends or distributions referred to under “—Share Splits and Reverse Share Splits” and “—Share Dividends or Distributions” above and (ii) cash distributions or dividends referred under “—Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor for the Index Fund will be adjusted so that the new Share Adjustment Factor for the Index Fund shall equal the product of:

•	the prior Share Adjustment Factor for the Index Fund, and

•	a fraction whose numerator is the Current Market Price of the Index Fund and whose denominator is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution;

The “Current Market Price” of an Index Fund means the arithmetic average of the closing prices per share of the Index Fund for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor for the Index Fund.

The “ex-dividend date” shall mean, as to the Index Fund, the first trading day on which transactions in the shares of the Index Fund trade on the relevant exchange without the right to receive that dividend or distribution.

The “Fair Market Value” of any distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Cash Dividends or Distributions

If an Index Fund pays dividends or makes other distributions consisting exclusively of cash to all holders of shares of the Index Fund during any fiscal quarter during the term of the notes, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor for the Index Fund will be adjusted so that the new Share Adjustment Factor for the Index Fund shall equal the product of:

•	the prior Share Adjustment Factor for the Index Fund, and

•

a fraction whose numerator is the Current Market Price of the Index Fund and whose denominator of which is the amount by which such Current Market Price exceeds the amount in cash per share of the Index Fund that the Index Fund distributes to holders of shares of the Index Fund in excess of the Dividend Threshold;

“Dividend Threshold” shall mean the amount of any cash dividend or cash distribution distributed per share of an Index Fund that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of the Index Fund by more than 10% of the closing price of the Index Fund on the trading day immediately preceding the ex-dividend date, unless otherwise specified in the relevant terms supplement.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factor and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the Share Adjustment Factor upon written request by any investor in the notes.

Alternative Calculation of Price and Closing Price

If an Index Fund (or a successor index fund (as defined herein) is de-listed from the NYSE (or any other relevant exchange), liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such successor index fund) (such index fund being referred to herein as a “successor index fund”). If an Index Fund (or a successor index fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no successor index fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate price or closing price, as applicable, of the shares of the Index Fund (or a successor index fund) by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index Fund (or a successor index fund). If a successor index fund is selected or the calculation agent calculates a price or closing price, as applicable, by a computation methodology that the calculation determines will as closely as reasonably possible replicate the Index Fund (or a successor index fund), that successor index fund or price or closing price, as applicable, will be substituted for the Index Fund (or such successor index fund) for all purposes of the notes.

If at any time:

•	an Underlying Index (or the underlying index related to a successor index fund) is changed in a material respect, or

•

an Index Fund (or a successor index fund) in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of such Index Fund (or such successor index fund) had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments that, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a price or closing price, as applicable, of an exchange traded fund comparable to the Index Fund (or such successor index fund) as if those changes or modifications had not been made, and calculate the price or closing price with reference to the shares of such Index Fund (or such successor index fund), as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the price or closing price, as applicable, of the shares of the Index Fund (or any successor index fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to the method of calculating the price or closing price, as applicable, of the shares of the Index Funds (or such successor index fund) upon written request by any investor in the notes.

Events of Default and Acceleration

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described in this product supplement under the caption “Description of Notes—Payment at Maturity,” calculated as if the Maturity Date were instead the date of acceleration and (i) if there is a single Valuation Date, as if the Valuation Date were instead the date that precedes the date of acceleration by the number of business days between the original Valuation Date and the original Maturity Date, and (ii) if there are multiple Averaging Dates, as if such Averaging Dates instead preceded the date of acceleration, with the last of such Averaging Dates preceding the date of acceleration by the number of business days between the originally scheduled last Averaging Date and the original Maturity Date. See “Description of Debt Securities—Defaults” in the accompanying base prospectus.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Defeasance

The provisions described in the accompanying base prospectus under the heading “Description of Debt Securities—Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the description contained in the accompanying MTN prospectus supplement under the heading “Description of Notes—Forms of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of Citibank, N.A. (“Citibank”) in The City of New York.

Citibank or one of its affiliates will act as registrar and transfer agent for the notes. Citibank will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of Citibank, but upon payment (with the giving of such indemnity as Citibank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and construed in accordance with the law of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes as of the date of this product supplement no. 950-I. If any information in the MTN prospectus supplement or the base prospectus is inconsistent with this product supplement no. 950-I, you should rely on the information in this product supplement no. 950-I. If any information in the relevant terms supplement is inconsistent with this product supplement no. 950-I, you should rely on the information in the relevant terms supplement. The relevant terms supplement may also add, update or change information contained in this product supplement no. 950-I.

Except where noted, this summary deals only with a note held as a capital asset by a United States holder (as defined below) who purchases the note on original issue at its initial offering price and it does not deal with special situations. For example, except where noted, this summary does not address:

•

tax consequences to holders of notes who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of notes whose “functional currency” is not the United States dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this product supplement no. 950-I. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Certain aspects of the United States federal income tax treatment of securities such as the notes are not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the United States federal income tax consequences of investing in the notes in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

General

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a unit (a “unit”) comprising: (i) a put option (a “put option”) written by you with respect to the Index Fund, and (ii) a debt instrument with a principal amount equal to $1,000 per $1,000 principal amount note to secure your obligations under the put option (a “debt instrument”). Under this characterization, Lehman Brothers Holdings Inc. and you agree to treat a portion of the periodic payments made with respect to the notes as interest on the debt instrument, and the remainder as a premium paid to you (the “put premium”) in consideration of your entry into the put option. We will specify in the applicable terms supplement what portion of the periodic payments made with respect to the notes will be treated as interest and put premium, respectively. If you take a contrary position, you may be required to disclose such contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which a note is acquired. You should consult your own tax advisor concerning alternative characterizations. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

United States holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A non-United States holder is a beneficial owner (other than a partnership) of notes that is not a United States holder.

Notes with a term of not more than one year

Assuming the characterization of the notes described above is respected, and the term of the notes (including either the issue date or the maturity date, but not both) from issuance to maturity (including the last possible date that the notes could be outstanding) is not more than one year, the following discussion applies.

Tax treatment prior to maturity

Because the term of these notes is not more than one year, the debt instrument component of each unit will be treated as a short-term obligation for United States federal income tax purposes. Under the rules applicable to short-term obligations, the debt instrument will be treated as being issued at a discount equal to the sum of all interest payments to be made with respect to the debt instrument. Accordingly, accrual-method United States holders, and cash method United States holders who so elect, should include the discount in income as it accrues on a straight-line basis, unless they elect to accrue the discount on a constant-yield method based on daily compounding. Cash-method United States holders who do not elect to accrue the discount in income currently should include interest paid on the debt instrument upon its receipt. Additionally, cash-method United States holders who do not elect to accrue the discount in income currently will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the notes in an amount not exceeding the accrued discount until it is included in income.

Any put premium received by you prior to maturity will not be taxable upon receipt but may be taxable to you at maturity or upon a sale, exchange or other disposition of the note prior to maturity, as described below in “—Sale, exchange or other disposition of the notes” and “—Tax treatment at maturity.”

Sale, exchange or other disposition of the notes

Upon the sale, exchange or other disposition of a note prior to maturity, you generally will be required to recognize an amount of short-term capital gain or loss equal to the difference between (i) the proceeds received (including the sum of all payments received attributable to put premium) minus the amount of accrued but unpaid discount on the debt instrument and (ii) the purchase price of the note. This amount represents the net of the gain or loss attributable to the termination of the put option and the gain or loss attributable to the sale of the debt instrument. You will recognize interest income with respect to accrued discount on the debt instrument that you have not previously included in income. You should consult your own tax adviser regarding the separate determination of gain or loss with respect to the put option and the debt instrument.

Tax treatment at maturity

If the note is held to maturity and the put option expires unexercised (i.e., you receive a cash payment at maturity equal to the principal amount of the debt instrument plus the final coupon), you will recognize short-term capital gain in an amount equal to the sum of all put premium payments received.

If you receive the Cash Value at maturity, you will be deemed to have applied the debt instrument principal amount toward the cash settlement of the put option. In such case, you will recognize short-term capital gain or loss in an amount equal to the difference between (i) the Cash Value received plus the total put premium received and (ii) the principal amount of the debt instrument.

We will not attempt to ascertain whether the Index Fund or any issuer of stock underlying the Index Fund would be treated as a “passive foreign investment company” (a “PFIC”), within the meaning of Section 1297 of the Code. In that event, certain adverse United States federal income tax consequences might apply. You should refer to information filed with the SEC by the Index Fund and the issuers of the stocks underlying the Index Fund and consult your tax adviser regarding the possible consequences to you if shares of the Index Fund or one or more stocks underlying the Index Fund is or becomes stock in a PFIC.

Notes with a term of more than one year

Assuming the characterization of the notes described above is respected, and the term of the notes (including either the issue date or the maturity date, but not both) from issuance to maturity (including the last possible date that the notes could be outstanding) is more than one year, the following discussion applies.

Tax treatment prior to maturity

Interest paid with respect to the debt instrument will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your regular method of accounting for United States federal income tax purposes.

Any put premium received by you prior to maturity will not be taxable upon receipt but may be taxable to you at maturity or upon a sale, exchange or other disposition of the note prior to maturity, as described below in “—Sale, exchange or other disposition of the notes” and “—Tax treatment at maturity.”

Sale, exchange or other disposition of the notes

Upon the sale, exchange or other disposition of a note prior to maturity, you generally will recognize an amount of capital gain or loss equal to the difference between (i) the proceeds received (including the sum of all payments received attributable to put premium) minus the amount of accrued but unpaid interest on the debt instrument, and (ii) the purchase price of the notes. This amount represents the net of the gain or loss attributable to the termination of the put option and the gain or loss attributable to the sale of the debt instrument. You will recognize interest income with respect to accrued interest on the debt instrument that you have not previously included in income. You will recognize short-term capital gain or loss with respect to your rights and obligations under the put option. You will recognize long-term capital gain or loss with respect to the debt instrument, if at the time of the sale or exchange you have held the note for more than one year. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. You should consult your own tax adviser regarding the separate determination of gain or loss with respect to the put option and the debt instrument.

Tax treatment at maturity

If the notes are held to maturity and the put option expires unexercised (i.e., you receive a cash payment at maturity equal to the principal amount of the debt instrument plus the final coupon), you will recognize short-term capital gain equal to the sum of all put premium payments received.

If you receive the Cash Value at maturity, you will be deemed to have applied the debt instrument principal amount toward the cash settlement of the put option. In such case, you will recognize short-term capital gain or loss in an amount equal to the difference between (i) the Cash Value received plus the total put premium received and (ii) the principal amount of the debt instrument.

We will not attempt to ascertain whether the Index Fund or any issuer of stock underlying the Index Fund would be treated as a PFIC, within the meaning of Section 1297 of the Code. In that event, certain adverse United States federal income tax consequences might apply. You should refer to information filed with the SEC by the Index Fund and the issuers of the stocks underlying the Index Fund and consult your tax adviser regarding the possible consequences to you if shares of the Index Fund or one or more stocks underlying the Index Fund is or becomes stock in a PFIC.

Alternative characterizations

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to treat the notes as a single debt instrument (rather than as a unit), in particular because the notes in form are debt instruments. For notes with maturities of one year or less, the Internal Revenue Service could seek to apply the rules governing short-term debt obligations. In such a case, holders may be required to accrue income in advance of the receipt of cash and treat any gain realized on the sale, exchange or maturity of the notes as ordinary income. Any loss realized upon maturity would likely be treated as capital loss, except possibly to the extent of amounts, if any, previously included in income. For notes with maturities of more than one year, the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations. Those regulations would require you to accrue interest income at a market rate, notwithstanding the coupon payments actually made, and generally would characterize gain and, to some extent, loss as ordinary rather than capital. Additionally, the Internal Revenue Service could assert that the selection and substitution of an exchange traded fund for the Index Fund (or successor index fund, if applicable), if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated, is a taxable exchange of the notes at the time of such selection and substitution, which could affect your holding period and the timing, amount and character of income recognized with respect to the notes. The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the debt instrument and the put option.

Recent tax law developments

On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments commonly referred to as prepaid forward contracts and similar instruments should be required to accrue income on a current basis over the term of the instruments, regardless of whether any payments are made prior to their maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Code. In addition, the Notice provided that the government is considering whether arrangements similar to prepaid forward contracts (which could possibly include instruments having terms similar to the notes) should be accorded tax treatment similar to prepaid forward contracts. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the notes for United States federal income tax purposes in accordance with the treatment described herein.

Non-United States holders

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a non-United States holder of notes. We will not attempt to ascertain whether the shares of the Index Fund or any stock underlying the Index Fund would be treated as a United States real property interest, within the meaning of Section 897(c)(1) of the Code. If the shares of the Index Fund or one or more stocks underlying the Index Fund were so treated, certain adverse United States federal income tax consequences could possibly apply to a non-United States holder. You should refer to information filed with the SEC by the Index Fund and such issuers of stocks underlying the Index Fund and consult your tax adviser regarding the possible consequences to you, if any, if the Index Fund or an issuer of stock underlying the Index Fund is or becomes a United States real property holding corporation.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. Also, as discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal income or withholding tax on the sale, exchange or other disposition of the note or on payments received with respect to the note on the maturity date. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

Lehman Brothers Holdings Inc. will generally withhold tax at a 30% rate on coupon payments paid on the notes unless such rate is reduced or eliminated by an “other income” or similar provision of an applicable United States income tax treaty, provided the relevant certification requirements are satisfied. However, coupon payments that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to your United States permanent establishment, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to United States federal income tax, as described below.

Based on the treatment of the notes as a unit comprising the put option and the debt instrument, you should not be subject to United States federal withholding tax on payments upon any sale, exchange or other disposition of the notes or on payments (other than coupon payments) received on the maturity date in respect of the notes.

United States federal income tax

Based on the treatment of the notes as a unit comprising the put option and the debt instrument, any gain realized upon the sale, exchange or other disposition of the notes or on payments (other than amounts representing accrued and unpaid coupon payments) received on the maturity date in respect of the notes generally will not be subject to United States federal income tax unless (i) the gain is effectively connected with a trade or business in the United States of a non-United States holder or (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition or in which the maturity date occurs, and certain other conditions are met.

United States federal estate tax

If you are an individual non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

If you are a United States holder of notes, information reporting requirements will generally apply to all payments (including coupon payments) received by you or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a non-United States holder of notes, Lehman Brothers Holdings Inc. generally must report annually to the Internal Revenue Service and to you the amount of all payments (including coupon payments) paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such coupon payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments Lehman Brothers Holdings Inc. makes to you provided that Lehman Brothers Holdings Inc. does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an Internal Revenue Service Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

The notes are being offered by us through Lehman Brothers Inc., as principal or agent. We and Lehman Brothers Inc. entered into a distribution agreement with respect to the notes. We may sell notes at a discount to the agent, as principal for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices or at a fixed public offering price. Unless otherwise specified in the relevant terms supplement, any note purchased by the agent as principal will be purchased at 100% of the principal amount less a percentage specified in the relevant terms supplement. In addition, the agent may offer and sell notes purchased by it as principal to other dealers. These notes may be sold at a discount which, unless otherwise specified in the relevant terms supplement, will not exceed the discount to be received by the agent. After any initial public offering of notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed.

Lehman Brothers Inc., as agent, has agreed to use its reasonable best efforts to solicit orders to purchase notes. We will have the sole right to accept orders to purchase notes and may reject proposed purchases in whole or in part. Lehman Brothers Inc., as agent, will have the right to reject any proposed purchase in whole or in part. We will generally pay the agent a commission of up to 0.625% of the principal amount of notes sold through it as agent, depending on the stated maturity, unless otherwise specified in the relevant terms supplement.

We own, directly or indirectly, all of the outstanding equity securities of Lehman Brothers Inc. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

We may appoint other agents (either as principal or agent), other than or in addition to Lehman Brothers Inc., with respect to any issue of notes. Any other agents will be named in the relevant terms supplement and those agents will enter into the distribution agreement referred to above with respect to that issue of notes. The other agents may be our affiliates or our customers and may engage in transactions with and perform services for us in the ordinary course of business. Lehman Brothers Inc. may resell notes to or through another of our affiliates, as selling agent.

Lehman Brothers Inc. or another agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, Lehman Brothers Inc. may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, Lehman Brothers Inc. may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. Lehman Brothers Inc. must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if Lehman Brothers Inc. is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, Lehman Brothers Inc. may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. Lehman Brothers Inc. is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, Lehman Brothers Inc. or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 950-I or the accompanying base prospectus, or MTN prospectus supplement, the relevant underlying supplement or the relevant terms supplement, other than in the United States, where action for that purpose is required.

No offers, sales or deliveries of the notes, or distribution of this product supplement no. 950-I or the accompanying base prospectus, or MTN prospectus supplement, the underlying supplement or the terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it, to the best of its knowledge after due inquiry, (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes or possesses or distributes this product supplement no. 950-I and the accompanying base prospectus, MTN prospectus supplement, the underlying supplement or the terms supplement and (ii) will obtain any consent, approval or permission required by it for the offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales. We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” —the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 950-I or the accompanying base prospectus, MTN prospectus supplement, the underlying supplement or the terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the agent has represented and agreed, and each underwriter agrees, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

(a)	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(c)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d)	at any time in any other circumstances which do not require the publication by Lehman Brothers Holdings Inc. of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 950-I and the accompanying base prospectus, MTN prospectus supplement, the underlying supplement or the terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 950-I nor the accompanying base prospectus or MTN prospectus supplement nor the terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, neither this product supplement no. 950-I, nor the accompanying base prospectus or MTN prospectus supplement, nor the underlying supplement, the terms supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The notes may not be publicly offered in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations. Neither this product supplement no. 950-I, nor the accompanying base prospectus or MTN prospectus supplement, nor the terms supplement or any of the documents related to the notes constitutes a prospectus in the sense of article 652a or 1156 of the Swiss Code of Obligations.

In addition, notes that fall within the scope of the Swiss Investment Fund Act may not be offered and distributed by means of public advertising in or from Switzerland, as such term is defined or interpreted under the Swiss Investment Fund Act. Such notes will not be registered with the Swiss Federal Banking Commission under the Swiss Investment Fund Act and the corresponding Swiss Investment Fund Ordinance and investors will, therefore, not benefit from protection under the Swiss Investment Fund Act or supervision by the Swiss Federal Banking Commission.

Each agent has represented and agreed that:

(a)	in relation to any notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by such agent;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to Lehman Brothers Holdings Inc.; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

This offering is extraterritorial (non-Venezuelan), directed exclusively to clients of the underwriters and as such, no registrations or authorizations will be required from the Comisión Nacional de Valores.

Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable class, statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of the notes is not prohibited, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions for “adequate consideration” involving a person whose relationship to the Plan or Plan Asset Entity is solely by reason of its being a service provider to the Plan or Plan Asset Entity, as applicable (the “Service Provider Exemption”).

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”).

Each purchaser or holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder, by its purchase or holding of the notes or any interest therein, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), on each day from the date on which such purchaser, holder or person acquires its interest in the notes to the date on which such purchaser, holder or person disposes of its interest in the notes, that (a)(i) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan, Plan Asset Entity or plan subject to Similar Laws or (ii) it is a Plan, Plan Asset Entity or plan subject to Similar Laws and its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any Similar Laws, and (b) neither Lehman Brothers Holdings Inc. nor any of its affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the notes or has provided any advice that has formed or may form a primary basis for any investment decision concerning the purchase or holding of the notes.

Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the Service Provider Exemption, or some other basis on which the acquisition and holding is not prohibited.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.